Exhibit (d)(5)

                         MODEM MEDIA . POPPE TYSON, INC.

                           1999 STOCK INCENTIVE PLAN

                    2000 UK APPROVED RULES ("this Sub-Plan")


1.     Purpose

1.1 This Sub-Plan to the Modem Media . Poppe Tyson, Inc. 1999 Stock Incentive Plan (the "Plan") is for the benefit of employees who are, or may become, resident in the United Kingdom, of Modem Media . Poppe Tyson, Inc. ("the Company") and of companies of which it has control (as defined in Section 187(2) of the United Kingdom Income and Corporation Taxes Act 1988 ("the Act")).

1.2 This Sub-Plan has been established in order to ensure that Options granted under the Plan are capable of being granted under a share option plan approved under Schedule 9 of the Act ("Schedule 9").

1.3 The rules of this Sub-Plan should be read in conjunction with the Plan and are subject to the terms and conditions of the Plan except to the extent that the terms and conditions of the Plan differ from or conflict with the terms set out in this Sub-Plan. In the Sub-Plan words defined in the Plan shall have their same meaning except to the extent that the context requires otherwise.

1.4 This Sub-Plan applies to any grant of Options made under the Plan to individuals who are resident, or may become resident, in the United Kingdom ("UK Individuals") if, at the date the Options are granted ("Date of Grant"), such Options are specified as having been granted subject to the terms and conditions of this Sub-Plan.

2.     Eligibility

2.1 A UK Individual shall not be entitled to be granted Options under this Sub-Plan unless he is an Eligible Employee (as defined in Rule 2.2 below) on the date on which an Option is granted.

2.2 For the purposes of this Sub-Plan an individual is an Eligible Employee if he is:

       (a) an employee (but not an employee who is also a director) of a Participating Company (as defined in Rule 2.3 below); or

       (b) a director of a Participating Company who devotes substantially the whole of his working time to his duties and is required, under the terms of his office or employment with a Participating Company, to devote to his duties not less than 25 hours per week excluding meal breaks; and

       (c)    in either case, not precluded from participation by Paragraph 8 of
              Schedule 9 (material interests in close companies).

2.3 A Participating Company means the Company and all companies that are Subsidiaries and which are controlled by the Company (within the meaning of Section 840 of the Act) and which have been nominated by the Board to participate for the time being in this Sub-Plan. For the avoidance of doubt any company which is not controlled (as defined in Section 187(2) of the Act) by the Company cannot be nominated as a Participating Company.


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3.     Common Stock subject to this Sub-Plan

3.1 The shares of Common Stock over which Options may be granted under this Sub-Plan must form part of the ordinary share capital (as defined in Section 832(1) of the Act) of the Company. The Common Stock must at all times, including the time of grant and the time of exercise, comply with the terms of the Plan and comply with the requirements of Paragraphs 10 to 14 of Schedule 9.

3.2 The Company shall, at all times, keep available sufficient authorised and unissued shares of Common Stock to satisfy to the full extent still possible all Options which have neither lapsed nor been fully exercised, taking account of any other obligations of the Company to issue shares of Common Stock, or shall procure that sufficient shares of Common Stock are available for transfer.

4.     Limitation of rights

4.1 No Option shall be granted to an Eligible Employee under this Sub-Plan at any time if it would result in the aggregate Market Value (as defined in Rule 5.2 below) of the Common Stock which he may acquire in pursuance of rights obtained under this Sub-Plan and the aggregate market value of shares which the Eligible Employee could acquire by the exercise of an option under any other plan approved under Schedule 9 (not being a savings-related plan) and established by the Company or by any associated company (as defined in Section 416 of the Act) and not exercised, to exceed or further exceed (pound)30,000 or such other limit contained from time to time in Paragraph 28(1) of Schedule 9.

4.2    For the purpose of Rule 4.1:

       (a) in respect of Options previously granted under this Sub-Plan, the Market Value of the Common Stock shall be the Market Value originally determined under Rule 5.2 at the time that the Option was granted; and

       (b) in the case of rights obtained under any other plan approved under Schedule 9 (not being a savings-related plan), the market value of shares shall be calculated as at the time when the option to acquire those shares was obtained, or such earlier time as may have been agreed with the United Kingdom Inland Revenue.

4.3 If the market value of the Common Stock is expressed in a currency other than pounds sterling it shall be converted into pounds sterling at the appropriate exchange rate for that currency as published by the Wall Street Journal on the date the relevant options were granted.

4.4 If the Board attempts to grant an Option under this Sub-Plan which is inconsistent with Rule 4.1, the Option granted under this Sub-Plan will be limited and take effect on a basis consistent with the provisions of Rule 4.1.

5.     Option Price

5.1 The Option Price per share of Common Stock shall be determined in accordance with Section 8(b) of the Plan. However, in no circumstance shall the Option Price be less than the Market Value of a share of Common Stock on the Date of Grant.

5.2 Market Value of share of Common Stock shall mean on any day, its market value determined in accordance with Part VIII of the United Kingdom Taxation of Chargeable Gains Act 1992 and agreed with the Inland Revenue on the Date of Grant, or such earlier date as may be agreed with the Shares Valuation Division of the United Kingdom Inland Revenue. Such earlier date shall not be more than 30 days before the Date of Grant.


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6.     Capital Adjustment

       The price at which Common Stock may be acquired on the exercise of any Option and the number of shares of Common Stock thereunder may be adjusted as described in Section 17(d) of the Plan only in the event of a variation in the share capital of the Company within the meaning of Paragraph 29 of Schedule 9 and only if the prior approval of the United Kingdom Inland Revenue has been obtained for such adjustment.

7.     Exercise of Option

7.1 A Participant will not be able to exercise his Option granted under this Sub-Plan if he is ineligible to participate in the Sub-Plan by virtue of Paragraph 8 of Schedule 9 (material interests in close companies).

7.2 The Company shall not later than 30 days after the receipt of the notice of exercise of an Option (given in accordance with the provisions of the Plan) together with the payment (by way of certified check, bank draft or money order payable to the order of the Company) of the aggregate Option Price in respect of the Common Stock to be issued or transferred pursuant to the exercise of an Option, allot and issue credited as fully paid to the Participant and cause to be registered in his name the number of shares of Common Stock specified in the written notice or procure the transfer of such Common Stock.

7.3 If a Participant dies, his Option shall terminate within a period not exceeding one year following his death, but not later than the date the Option expires pursuant to its terms. Section 15(b)(i) of the Plan shall be construed accordingly.

8.     Non Transferability of Options

       Subject to the rights of exercise by the Participant's personal representatives, every Option granted under this Sub-Plan shall be personal to the Participant and may not be sold, transferred or disposed of in any way.

9.     Corporate Change

9.1 For the purposes of this Sub-Plan, a Participant who has been granted an Option under the Sub-Plan shall not be entitled to receive options over shares of a successor company (or another company) in consideration for the release of this Option on any consolidation, merger, change of control (as defined in Section 840 of the Act) or amalgamation with or into another company unless, such successor company makes an appropriate offer, and the Participant agrees within the appropriate period referred to in Rule 9.2 below and such company:

       (a) obtains control of the Company as a result of making a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on the condition such that if it is satisfied the successor company will have control of the Company; or

       (b) obtains control of the Company as a result of making a general offer to acquire all the shares of Common Stock in the Company which are of the same class as the shares which may be acquired by the exercise of Options granted under this Sub-Plan (ignoring any shares which are already owned by it or a member of the same group of companies); or

       (c) obtains control of the Company in pursuance of Section 425 of the United Kingdom Companies Act 1985 ("the 1985 Act") or the local legislation provided that the Board of the United Kingdom Inland Revenue accepts it is the equivalent of the same; or


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       (d)    becomes bound or entitled to acquire shares in the Company under
              Sections 428 to 430 of the 1985 Act.

9.2    Where Rule 9.1 above applies:

       (a) a Participant may, at any time within the appropriate period (within the meaning of Paragraph 15(2) of Schedule 9) and by agreement with the successor company, release any Option which has not lapsed ("the old option") in consideration for the grant of a new option. The new option must be equivalent to the old option (within the meaning of Paragraph 15(3) of Schedule 9) but relate to shares in a different company (whether the successor corporation itself or some other company falling within Paragraph 10(b) or 10(c) of Schedule 9); and

       (b) for the purposes of the application of the provisions of this Sub-Plan, where any holder of an Option has released an old option, any new option granted shall be regarded as having been granted at the same time as the old option. With effect from the date of release, the new option shall be subject to the same provisions of this Sub-Plan as applied to the old option except that the following terms have the meaning assigned to them in this Rule and not the meanings in the Plan:

                "Board" means the Board of Directors of the company in respect of whose shares the new options have been granted;

                "Company" means the company in respect of whose shares the new options have been granted; and

                "Common Stock" means fully paid ordinary shares in the capital of the company over whose shares the new options have been granted and which satisfy the conditions specified in Paragraphs 10 to 14 of Schedule 9.

10.    Legal Entitlement

10.1 Nothing in this Sub-Plan nor in any instrument executed pursuant to it will confer on any person any right to continue in employment, office or consultancy nor will it affect the right of the provider of any service relationship to terminate the employment, office or consultancy of any person without liability at any time with or without cause, nor will it impose upon the Board or any other person any duty or liability whatsoever in connection with:

       (a)    the lapsing of any Option pursuant to this Sub-Plan;

       (b) the failure or refusal to exercise any discretion under this Sub-Plan; and/or

       (c) a holder of an Option ceasing to be a person who has a service relationship for any reason whatsoever.

10.2 Options shall not (except as may be required by taxation law) form part of the emoluments of individuals or count as wages or remuneration for pension or other purposes.

10.3 Any person who ceases to have the status or relationship of an employee, director or consultant with the Company or any Subsidiary as a result of the termination of his employment, office or consultancy for any reason and however that termination occurs, whether lawfully or otherwise, shall not be entitled and shall be deemed irrevocably to have waived any entitlement by way of damages for dismissal or by way of compensation for loss of office or employment or otherwise to any sum, damages or other benefits to compensate that person for the loss or alteration of any rights, benefits or expectations in relation to any Option, this Sub-Plan or any instrument executed pursuant to it.


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10.4   The benefit of this Rule 10 is given to the Company for itself and as trustee and agent of each Subsidiary. To the extent that this Rule benefits any company which is not a party to this Sub-Plan, the benefit shall be held on trust and as agent by the Company for such company and the Company may, at its discretion, assign the benefit of this Rule 10 to any such company.

11.    Amendment to this Sub-Plan

       No amendment shall be made to:

       (a)      any Option granted under this Sub-Plan;

       (b)      the terms of this Sub-Plan;

       (c)      the Plan, if it shall effect this Sub-Plan

       except to the extent that the United Kingdom Inland Revenue has approved such amendments. No such amendment shall take effect before the date on which it is approved by the United Kingdom Inland Revenue.

12.    Other amendments to the Plan

12.1 When the Committee, under the powers conferred by the Plan, determines the terms and conditions of any Option granted under this Sub-Plan, such terms and conditions (including vesting restrictions) shall:

       (a) be objective, specified at the date the Option is granted and set out in full in, or details given with, the written option agreement; and

       (b) be such that rights to exercise such Options after the fulfilment or attainment of any terms and conditions so specified shall not be dependent upon the further discretion of any person; and

       (c) not be capable of amendment, variation or waiver unless an event occurs which causes the Committee to reasonably consider that a waived, varied or amended term and condition would be a fairer measure of performance and would be no more difficult to satisfy.

12.2 The Committee shall obtain the prior approval of the United Kingdom Inland Revenue for the form of conditions imposed under Rule 12.1.

12.3 The following Sections of the Plan shall be deleted or amended for the purposes of construing this Sub-Plan:

       (a) All references to Restricted Stock, Merit Awards, Performance Awards, distributions under other compensation programs, Other Stock Based Awards, Performance Goals, Performance Periods, Stock Appreciation Rights and Restricted Periods shall be deleted.

       (b) In Section 8(c) after the words "specified by the Committee" and in Section 8(d) after the words "Committee shall determine" shall be added the words "on the Date of Grant".

       (c) In Section 8(f) of the Plan, delete the words "(ii) through the delivery of Common Stock" until "as it deems appropriate" at the end of that Section.


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       (d)      In Section 16(a) of the Plan, delete the sentence beginning
                "Notwithstanding anything in this Section to the contrary".

       (e) In Section 17(g) of the Plan after the words "Such agreement shall be delivered" insert the words "as soon as reasonably practicable".



Adopted on behalf of the Company            ___________________________________


Name of Signatory                           ___________________________________


Date                                        ___________________________________